Exhibit 3.45

ARTICLES OF ORGANIZATION

OF

GAMBLE’S HILL TREDEGAR, LLC

The undersigned sets forth the following for the purpose of forming a limited liability company under the provisions of the Virginia Limited Liability Company Act, Chapter 12, Title 13.1 of the Code of Virginia:

1. Name: The name of the limited liability company shall be Gamble’s Hill Tredegar, LLC (the “Company”).

2. Registered Office and Registered Agent: The initial registered office shall be located at 330 South Fourth Street, Richmond, Virginia 23219 in the City of Richmond, and the initial registered agent shall be M. Rudolph West, who is a resident of Virginia, a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

3. Principal Office: The principal office of the Company shall be located at 330 South Fourth Street (P.O. Box 2189), Richmond, VA 23219 (23218-2189).

IN WITNESS WHEREOF, the undersigned organizer has set forth his signature this 1st day of December, 2006.

/s/ Andrew M. Condlin
Andrew M. Condlin, Organizer
Williams Mullen, a Professional Corporation
Two James Center
1021 E. Cary Street
P.O. Box 1320
Richmond, VA 23218-1320